NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 05, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 25, 2021, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Guggenheim Enhanced Equity Income Fund and Guggenheim Strategic Opportunities Fund became effective before market open on October 25, 2021. Each Common Share of Beneficial Interest of Guggenheim Enhanced Equity Income Fund was converted into 0.52792920 Common Shares of Guggenheim Strategic Opportunities Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 25, 2021.